Exhibit 10(c)









                        PAK MAIL CENTERS OF AMERICA, INC.

                            MASTER LICENSE AGREEMENT

                                       FOR












                                            Country:
                                                     ---------------------------
                                            Master Licensee:
                                                            --------------------
                                            Office:
                                                    ----------------------------

                        PAK MAIL CENTERS OF AMERICA, INC.
                            MASTER LICENSE AGREEMENT
                                TABLE OF CONTENTS

                                                                     Page Number
                                                                     -----------

1.       PURPOSE...........................................................  1

2.       GRANT OF LICENSE; ASSIGNMENT......................................  1
         2.1.     Grant....................................................  1
         2.2.     Franchise and Marketer Agreements........................  2
         2.3.     Rights Reserved to Licensor..............................  2

3.       FEES PAID TO LICENSOR.............................................  2
         3.1.     License Fee..............................................  2
         3.2.     No Refundability.........................................  3
         3.3.     Initial Franchise Fees and Marketer Fees.................  3
         3.4.     Royalties................................................  3
         3.5.     Levies and Taxes.........................................  3
         3.6.     Manner of Payment........................................  3

4.       LICENSOR'S OBLIGATIONS............................................  4
         4.1.     Licensor's Duties........................................  4

5.       MASTER LICENSEE'S COVENANTS.......................................  5
         5.1.     Development of Licensed Territory........................  5
         5.2.     Development Schedule.....................................  5
         5.3.     Master License Office....................................  5
         5.4.     Initial Training Program.................................  5
         5.5.     Compliance with Policy and Procedures Manual.............  5
         5.6.     Protection and Promotion of Marks and System.............  6
         5.7.     Compliance with Laws.....................................  6
         5.8.     Payment of Taxes and Other Obligations...................  6
         5.9.     Control of Franchisees and Marketers.....................  6
         5.10.    Attendance at Licensor Conferences.......................  6
         5.11.    Written Materials........................................  6
         5.12.    Services to Franchisees and Marketers....................  7

6.       TRADE AND INDUSTRIAL SECRETS......................................  7
         6.1.     Trade and Industrial Secrets.............................  7
         6.2.     Use and Limitation on Use................................  8
         6.3.     Licensor's Rights to New Ideas...........................  8
         6.4.     Updated Information......................................  8



7.       REPRESENTATIONS OF MASTER LICENSEE................................  8
         7.1.     Representations of Master Licensee.......................  8

8.       ADVERTISING.......................................................  9
         8.1.     Standards................................................  9
         8.2.     Master Licensee's Advertising Account.................... 10

9.       SYSTEM STANDARDS.................................................. 10
         9.1.     System Standards......................................... 10
         9.2.     Incorporation of System Standards........................ 10
         9.3.     Restriction on Services and Products..................... 10

10.      MARKS AND PROPRIETARY RIGHTS...................................... 11
         10.1.    Ownership and Goodwill of Marks.......................... 11
         10.2.    Trade Secrets............................................ 11
         10.3.    No Other Mark............................................ 11
         10.4.    Cessation of Use at Termination.......................... 11
         10.5.    Protection of the Marks.................................. 11
         10.6.    Master Licensee's Trade Name............................. 12
         10.7.    Change of Marks.......................................... 12
         10.8.    Registration in Licensed Territory....................... 12

11.      REPORTS AND RECORDS............................................... 12
         11.1.    Periodic Reports......................................... 12
         11.2.    Annual Reports........................................... 13
         11.3.    Maintenance of Records................................... 13
         11.4.    Inspection and Audit..................................... 13

12.      ASSIGNMENT OF RIGHTS.............................................. 13
         12.1.    Assignment by Master Licensee............................ 13
         12.2.    Licensor's Approval of Transfer.......................... 14
         12.3.    Right of First Refusal................................... 14
         12.4.    Types of Assignment...................................... 15
         12.5.    Assignment by Licensor................................... 15
         12.6.    Master Licensee's Death or Incapacity.................... 15

13.      TERM AND EXPIRATION............................................... 16
         13.1.    Term..................................................... 16
         13.2.    Rights Upon Expiration................................... 16
         13.3.    Exercise of Option for Successor Franchise............... 16
         13.4.    Conditions of Refusal.................................... 16

14.      DEFAULT AND TERMINATION........................................... 17
         14.1.    Termination by Licensor - Prior Notice and Cure.......... 17


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         14.2.    Post-Termination Obligations of Master Licensee.......... 17
         14.3.    Licensor's Assumption of Agreements...................... 18

15.      RELATIONSHIP OF THE PARTIES/INDEMNIFICATION....................... 18
         15.1.    Independent Businesspersons.............................. 18
         15.2.    Indemnification.......................................... 18

16.      RESTRICTIVE COVENANTS............................................. 19
         16.1.    Non-Competition During Term.............................. 19
         16.2.    Post-Termination Covenant Not to Compete................. 19
         16.3.    No Interference.......................................... 20
         16.4.    Nondisclosure and Noncompetition Agreement............... 20

17.      INSURANCE......................................................... 20
         17.1.    Insurance Coverage....................................... 20
         17.2.    Proof of Insurance....................................... 20

18.      ENFORCEMENT....................................................... 20
         18.1.    Arbitration.............................................. 20

19.      MISCELLANEOUS PROVISIONS.......................................... 21
         19.1.    Modification............................................. 21
         19.2.    Delegation............................................... 21
         19.3.    Entire Agreement......................................... 21
         19.4.    No Right to Set-Off...................................... 21
         19.5.    Fees and Costs........................................... 21
         19.6.    Severability............................................. 22
         19.7.    Notices.................................................. 22
         19.8.    Excuse of Performance.................................... 22
         19.9.    Approval Within Licensed Territory....................... 22
         19.10.   Applicable Law........................................... 22
         19.11.   Translation of Agreement................................. 22


                                    EXHIBITS

A                 Addendum to Master License Agreement
B                 Nondisclosure and Noncompetition Agreement
C                 Mark Registrations in the Licensed Territory

                        PAK MAIL CENTERS OF AMERICA, INC.
                            MASTER LICENSE AGREEMENT


     THIS AGREEMENT (the "Agreement") is made this day of , 19___, by and between PAK MAIL CENTERS OF AMERICA, INC., a Colorado corporation, with its principal place of business located at 3033 South Parker Rd. Suite 1200, Aurora, Colorado 80014 (the "Licensor") and , with its principal place of business located at (the "Master Licensee") who, on the basis of the mutual covenants promises and agreements contained herein, agree as follows:

1. PURPOSE
   -------

     1.1. The Licensor has developed a concept for stores offering a variety of packaging, mailing and communication services known as "Pak Mail Centers" which operate under distinctive business formats, systems, methods, procedures, designs, layouts and specifications (the "System"), which the Licensor may improve, further develop, or otherwise modify from time to time. The Licensor owns, uses, promotes and licenses certain trade names, trademarks, service marks and other commercial symbols, including the trade and service mark "PAK MAIL" and associated logos, which have public acceptance and goodwill, and may hereafter create, use and license additional trademarks, service marks and commercial symbols (collectively referred to as the "Marks") in conjunction with the operation of Pak Mail Centers.

     1.2. The Licensor grants franchises to use the Marks and System to: (1) individuals and entities who develop and operate Pak Mail Centers ("Franchisees") and (2) individuals and entities who market franchises to others to operate Pak Mail Centers within a certain geographic area ("Marketers").

     1.3. The Master Licensee desires to license others to act as Franchisees and Marketers of Pak Mail Centers within the Countries referenced in Exhibit A attached to this Agreement ("Licensed Territory"), under the terms and conditions which are contained in this Agreement.

2. GRANT OF LICENSE; ASSIGNMENT
   ----------------------------

     2.1. Grant. The Licensor grants to the Master Licensee, and the Master Licensee accepts from the Licensor, the right to use the Marks and the System in connection with the licensing of Franchisees and Marketers of Pak Mail Centers within the Licensed Territory. The rights that are hereby granted to the Master Licensee are for the specific Licensed Territory and cannot be transferred from or used outside of such Licensed Territory, nor can the boundaries thereof be altered or modified, without the prior written approval of the Licensor. The Master Licensee acknowledges that its continued exclusivity with respect to the licensing of Pak Mail Centers in the Licensed Territory is dependent upon the Master's continued compliance with all terms and conditions of this Agreement. The license granted pursuant to this Agreement shall sometimes be referred to as the "Master License".



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     2.2. Franchise and Marketer  Agreements.  For each Pak Mail Center and each
Area  Marketer  franchise  developed  in  the  Licensed  Territory,  a  separate
franchise   agreement   ("Franchise   Agreement")  or  area  marketer  agreement
("Marketer Agreement") will be executed between the Master Licensee and each Franchisee or Marketer, as applicable. The separate Franchise Agreements and Marketer Agreements to be executed hereunder shall include provisions which shall obligate each Franchisee or Marketer, as applicable, to protect and defend Licensor's rights in and to the Marks and the System and to protect and enhance the quality of and goodwill associated with the Marks and the System by including provisions reflecting the comparable obligations as those of the Master Licensee hereunder, as are set forth in: Section 2.3 (reservation of rights by the Licensor); Section 5.3 (Policy and Procedures Manual), Sections
5.4 and 5.5 (quality control compliance), Article 6 in its entirety (Trade and Industrial Secrets), Article 9 in its entirety (System Standards), and Article 10 in its entirety (Marks and Proprietary Rights). In addition, each Franchise Agreement and Marketer Agreement shall contain a provision to enable the Licensor to exercise its rights to acquire the rights of the Master Licensee under each Franchise Agreement and Marketer Agreement as set forth in Section
14.3 of this Agreement. The Master Licensee shall be responsible for revising the provisions of Franchise Agreements and Marketer Agreements for Franchisees and Marketers, as applicable, if necessary to comply and be consistent with the laws and regulations applicable in the Licensed Territory. The Master Licensee agrees to submit its proposed forms of Franchise Agreement and Marketer Agreement to the Licensor and to obtain the Licensor's written approval of such forms before the Master Licensee uses any such agreements in the Licensed Territory.

     2.3. Rights Reserved to Licensor. Notwithstanding anything herein to the contrary, the Licensor and its affiliates reserve the rights, among others: (1) to use, and to license others to use, the Marks and System in connection with the operation of a Pak Mail Center, at any location other than in the Licensed Territory; (2) to use the Marks to identify other services and products other than those which the Franchisees sell, promotional and marketing efforts or related items, or to identify services and products similar to those which the Franchisees sell, made available through alternative channels of distribution, at any location; and (3) to use and license the use of other proprietary marks or methods in connection with the sale of products and services similar to those which the Franchisees sell, whether in alternative channels of distribution or in connection with the operation of packaging and mailing businesses at any location, which businesses are the same as, or similar to, or different from PAK MAIL Centers, on any terms and conditions as the Franchisor deems advisable. Any right not expressly granted is to be deemed expressly reserved.

3. FEES PAID TO LICENSOR
   ---------------------

     3.1. License Fee. The Master Licensee acknowledges and agrees that in developing the System, the Licensor has made and continues to make substantial investments of time, capital, and technical and commercial research. In consideration of the license of the System, Marks, confidential information and trade secrets to be provided by the Licensor, the Master Licensee agrees to pay to the Licensor the initial fees ("License Fee") described in Exhibit A, attached to this Agreement.

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     3.2. No Refundability. The Master Licensee acknowledges and agrees that the
License Fee represents payment for the initial grant of the rights to use the Marks and System, for the Licensor's foregone opportunity to use or license those rights and benefits granted to the Master Licensee hereunder, that the Licensor has earned the License Fee upon receipt thereof and that the License Fee is under no circumstances refundable to the Master Licensee after it is paid to the Licensor, regardless of whether the Master Licensee ever receives payment of the full amount of any initial franchise fee from a Franchisee or Marketer or whether the franchise agreement between a Franchisee and the Master Licensee is terminated for any reason.

     3.3. Initial Franchise Fees and Marketer Fees. After Master Licensee has paid the License Fee in accordance with Section 3.1, the Master Licensee shall pay Licensor the amount designated in Exhibit A as the "Franchise Fee," each time the Master Licensee signs a Franchise Agreement with a Franchisee in the Licensed Territory and the Master Licensee shall pay Licensor the amount designated in Exhibit A as the "Marketer Fee" each time the Master Licensee signs a Marketer Agreement with a Marketer in the Licensed Territory during the term of this Agreement. The Master Licensee shall not be entitled to a share of the initial franchise fees from individual franchises or fees paid for area marketer rights, if any, sold by the Licensor in the Licensed Territory prior to the execution of this Agreement.

     3.4. Royalties. The Master Licensee shall pay the Licensor a continuing monthly royalty ("Royalty"), payable by the tenth day of the month, for every operating Pak Mail Center located in the Licensed Territory during the term of this Agreement. For the first two years of a Pak Mail Center's operation, starting with the date of its opening for business, the Master Licensee shall pay U.S.$100.00 per month in Royalties; for the third through fifth years of the Center's operation, the Master Licensee shall pay U.S.$150.00 per month in Royalties, and; for each year thereafter the Center is in operation, including operation during any renewal terms of the individual Franchise Agreement, the Master Licensee shall pay U.S.$200.00 per month in Royalties.

     3.5. Levies and Taxes. All payments by the Master Licensee to the Licensor shall be made without any deduction for any taxes, except that the Master Licensee shall deduct and pay to appropriate taxing authority, on behalf of the Licensor, any amount which the Master Licensee is required to withhold under any laws in the territory on payments made by the Master Licensee to the Licensor. The Master Licensee shall transmit to the Licensor official receipts for payment of all taxes withheld. If the Master Licensee fails to withhold or pay such taxes, it shall indemnify the Licensor for the full amount of such taxes and for any loss or liability occasioned by the Master Licensee's failure to withhold as required by law, including, but not limited to, any penalties, interest, and expenses incurred by the Licensor.

     3.6. Manner of Payment. The fee payments made under this Agreement shall be "net" of any withholding taxes or tariffs imposed by governmental or quasigovernmental authorities in the Licensed Territory or the United States. All payments made to the Licensor hereunder, unless otherwise noted, shall be paid in United States Dollars. The Licensor may designate and change payment instructions at any time upon prior written notice to the Master Licensee. The

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Master  Licensee  shall be solely  responsible  for the payment of any costs and charges incurred in connection with the transfer and exchange of currency over and above any fees paid hereunder.

4. LICENSOR'S OBLIGATIONS
   ----------------------

     4.1. Licensor's Duties. The duties to be performed by the Licensor in connection with the Master License Program will include the following:

          a. The Licensor will use reasonable and diligent efforts to register the service mark "PAK MAIL" in the Licensed Territory.

          b. The Licensor will provide newsletters, ad slicks and other advertising materials, as they may be available from time to time; provided, however, that they shall be in the English language and the Master Licensee will be required to have them accurately translated for use in the Licensed Territory at the Master Licensee's own expense.

          c. The Licensor will make available, in the English language, one or more manuals, technical bulletins, or other written materials, covering the proper operating and marketing techniques of the Pak Mail Center and standards and specifications for implementing the System, and manuals or other written materials covering the Master License operations, which may include advertising, marketing, franchise sales, franchisee selection, franchisee support, budgeting and forecasting, systems and controls, management of the advertising fund, development schedule issues, public relations, and related business systems and methods. The manuals and other written information described herein shall collectively be referred to as the "Policy and Procedures Manual." The Master Licensee understands that the Licensor shall accept no responsibility for insuring that the Policy and Procedures Manual, and any information contained therein apply or are consistent with the laws, regulations and customs prevailing within the Licensed Territory. The Licensor reserves the right to revise the Policy and Procedures Manual from time to time as it deems necessary to update operating and marketing techniques or standards and specifications.

          d. Licensor will provide the Master Licensee with two weeks of training at Licensor's National Support Center in Aurora CO.

          e. Licensor will plan the number of support mission(s) to the Licensed Territory in the first year of this Agreement as are designated in Exhibit
     A. These missions will address such issues as site selection, Center build-out, carrier and vendor negotiations, and sales efforts. Every additional year, Licensor will visit the Licensed Territory once as long as the Master Licensee is in compliance with this Agreement.

5. MASTER LICENSEE'S COVENANTS
   ---------------------------

     5.1. Development of Licensed Territory. The Master Licensee shall offer and sell licenses in a manner consistent with the Licensor's standards and specifications as may be established by the Licensor from time to time and in compliance with any applicable laws and regulations directly or indirectly affecting or relating to the offer and sale of licenses or franchises. The Master Licensee shall uphold the Licensor's qualification standards in soliciting, screening, offering and selling licenses or franchises to Franchisees and Marketers. Each party shall be solely and fully responsible for insuring compliance with all applicable laws and regulations by their own employees, agents and/or other representatives under their control.

     5.2. Development Schedule. The Master Licensee agrees that during the term of this Agreement, the Master Licensee will meet and maintain the sales and opening goals ("Sales and Opening Goals") set forth in Exhibit A to this Agreement. The Licensor and the Master Licensee must agree to the Sales and Opening Goals for any renewal of the Master License as set forth in Article 13 of this Agreement.

     5.3. Master License Office. The Master Licensee agrees to obtain and at all times during the term of this Agreement maintain office facilities in the Licensed Territory for operation of the Master License ("Master Office"). The Licensor shall approve the Master Office location by its designation in Exhibit A to this Agreement or by later executing a Rider to Exhibit A if the Master Office location is not chosen as of the date of execution of this Agreement. The Master Office shall have a dedicated phone line which shall be answered in the name of PAK MAIL and shall otherwise be equipped and furnished and have signage in a manner consistent with the image and minimum standards of the Licensor.

     5.4. Initial Training Program. The Master Licensee agrees that its responsibilities to Franchisees and Marketers in the Licensed Territory include the provision of an initial Pak Mail training program for each Franchisee and Marketer, to be conducted at the Master Office, for two individuals representing each Pak Mail Franchisee and Marketer.

     5.5. Compliance with Policy and Procedures Manual. The Master Licensee shall use the Marks and System only as specified in the Policy and Procedures Manual. The Master Licensee agrees that it shall comply with the Policy and Procedures Manual as an essential aspect of its obligations under this Agreement and failure to substantially comply with the Policy and Procedures Manual may be considered a breach of this Agreement. The Policy and Procedures Manual is the sole property of the Licensor and shall be used by the Master Licensee only during the term of this Agreement and in strict accordance with the terms and conditions hereof, except as the same may be revised or waived to comply or be consistent with law, regulation, or custom prevailing in the Licensed Territory. The Master Licensee shall not duplicate the Policy and Procedures Manual or disclose its contents to persons other than the Marketers or Franchisees in the Licensed Territory, or employees or officers who have signed a Nondisclosure and Noncompetition Agreement substantially similar to that attached as Exhibit B hereto and only to the extent that the disclosure of said information is required under this Agreement and the Policy and Procedures Manual for the operation of the Master License business. The Master Licensee shall return the Policy and Procedures Manual to the Licensor upon the expiration, termination or assignment of this Agreement.

     5.6. Protection and Promotion of Marks and System. The Master Licensee shall operate the Master License business in accordance with the System standards set by the Licensor and in such a manner as not to detract from or adversely reflect upon the name and reputation of the Licensor and the goodwill associated with the PAK MAIL name and Marks. The Master Licensee shall make every effort to protect, maintain and promote the Marks and the System, and to prevent imitations and infringements upon the Marks and System, within the Licensed Territory.

     5.7. Compliance with Laws. The Master Licensee shall conduct itself and operate its Master License business in compliance with all applicable laws and ordinances in the Licensed Territory. In connection therewith, the Master Licensee shall be solely and fully responsible for obtaining and maintaining any and all government permits, registrations, licenses or similar approvals to carry on the Master License business.

     5.8.  Payment of Taxes and Other  Obligations.  The Master  Licensee  shall promptly pay when due all taxes and other obligations incurred with third parties in the operation of the Master License business, including, without limitation, value-added, import/export, national insurance contributions, turnover taxes, sales and withholding taxes, and any and all accounts or other indebtedness of every kind incurred by the Master Licensee in the conduct of the Master License. In the event of a bona fide dispute as to the liability for taxes assessed or other indebtedness, the Master Licensee shall follow the procedures of the appropriate governmental authority in the Licensed Territory. The Master Licensee shall comply with all agreements with third parties related to the business including, in particular, all provisions of any Franchise Agreements with Franchisees and any Marketer Agreements with Marketers.

     5.9. Control of Franchisees and Marketers. The Master Licensee shall assure that the standards and specifications as set forth in any and all Franchise Agreements, Marketer Agreements and the Policy and Procedures Manual and any and all other standards and specifications which are part of the System established by the Licensor are, in turn, established and maintained by the Master Licensee and the Marketers and Franchisees with respect to all Pak Mail Centers in the Licensed Territory.

     5.10. Attendance at Licensor Conferences. The Master Licensee shall attend on-going conferences, conventions and seminars offered by the Licensor to PAK MAIL Franchisees which are offered on a national basis in the United States, and those offered on an international basis.

     5.11. Written Materials. The Master Licensee agrees to develop and use in connection with its Master License business only such written materials, training manuals and supplies which comply with the Licensor's standards and specifications. Unless provided to the Master Licensee in the language in dominant use in the Licensed Territory, the Master Licensee shall pay all costs


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

of translation for such written materials and training manuals as may be necessary for use in the Licensed Territory.

     5.12. Services to Franchisees and Marketers. The Master Licensee agrees to perform its obligations as a special agent of the Licensor in accordance with the terms and conditions of this Agreement, and only within the Licensed Territory, to perform certain site approval and development services as defined in this Section below ("Site Services") and to establish and maintain certain supply services as defined in this Section ("Supply Services") in accordance with the Licensor's standards and specifications. "Site Services" are defined as follows: (a) Approve or disapprove of the site submittal packages (containing such demographic, commercial and other information as the Licensor and the Master Licensee may reasonably require) submitted to the Master Licensee by the Franchisees for each location at which a Franchisee proposes to establish and operate a PAK MAIL Center in the Licensed Territory; (b) Perform on-site inspections of all PAK MAIL Centers located in the Licensed Territory, including the mail boxes, equipment, inventory of boxes and packing materials and supplies, to ensure compliance with all standards and specifications set by the Licensor. "Supply Services" are defined as follows: Establish and maintain all necessary relationships with suppliers located within the Licensed Territory of mail boxes, packing and shipping supplies and shipping services used in the operation of PAK MAIL Centers in the Licensed Territory in accordance with the Licensor's standards and specifications. The Master Licensee shall also obtain the Licensor's prior written approval, which approval shall not be unreasonably withheld, of any changes in the Licensor's standards and specifications for supplies and materials used in and for the services offered by PAK MAIL Centers in the Licensed Territory. Once the Master Licensee obtains the Licensor's approval therefor, the Master Licensee shall advise Franchisees and Marketers in the Licensed Territory regarding these changes and regarding the selection of suppliers for the purchase of such items used in connection with the PAK MAIL Centers in the Licensed Territory.

6. TRADE AND INDUSTRIAL SECRETS
   ----------------------------

     6.1. Trade and Industrial Secrets. The Master Licensee warrants and represents that the Licensor possesses certain trade and industrial secrets (the "Trade and Industrial Secrets") relating to the operation of Pak Mail Centers, which include: (1) site selection criteria; (2) methods, processes, formats, specifications, systems, procedures, sales and marketing techniques and knowledge of and experience in the development and operation of Pak Mail Centers including any and all contents of the Policy and Procedures Manual; (3) marketing programs; (4) research and development relating to new businesses and services; (5) knowledge of specifications for and suppliers of certain products, services, materials, supplies, equipment and fixtures; (6) the proprietary computer software program and designated equipment; and (7) knowledge of operating results and financial performance of Pak Mail Centers. The Licensor's Trade and Industrial Secrets shall be disclosed by the Licensor to the Master Licensee through documents, electronic or magnetic means, optical disks, microfilm, film or other similar instruments. In view of the foregoing, any unauthorized disclosure by the Master Licensee of the Trade and Industrial Secrets provided by the Licensor pursuant to this Agreement, shall be construed as disclosure of the Trade and Industrial Secrets of the Licensor and shall, therefore, entitle the Licensor to exercise all of the legal actions derived from any applicable law and/or regulations the Licensor may deem convenient.

     6.2. Use and Limitation on Use. The Master Licensee acknowledges and agrees it will not acquire any interest in Trade and Industrial Secrets, other than the right to utilize disclosed Trade and Industrial Secrets in operating the Master License business during the term hereof and that use or duplication of any Trade and Industrial Secrets in any other business would constitute an unfair method of competition. The Master Licensee further acknowledges and agrees that the Trade and Industrial Secrets are proprietary, include trade secrets of the Licensor and are disclosed to the Master Licensee solely on the condition that the Master Licensee agrees, and the Master Licensee does hereby agree, that the Master Licensee: (1) will not use Trade and Industrial Secrets in any other business or capacity; (2) will maintain the absolute confidentiality of Trade and Industrial Secrets during and after the term of this Agreement; (3) will not make unauthorized copies of any portion of Trade and Industrial Secrets disclosed in written or other tangible forms; and (4) will adopt and implement all reasonable procedures that Licensor prescribes to prevent unauthorized use or disclosure of Trade and Industrial Secrets.

     6.3. Licensor's Rights to New Ideas. The Master Licensee acknowledges that the Licensor owns all aspects of the System, whether now or hereafter developed either by the Licensor or the Master Licensee, and all know-how, formulas, concepts, methods of doing business, software and other technology related to the System. All changes and improvements related to the System shall inure to the benefit of and be owned by the Licensor. The Master Licensee shall fully and promptly disclose to the Licensor, all ideas, concepts, methods and procedures relating to the development and/or operations of a packaging and mailing business conceived or developed by the Master Licensee and/or its employees and subfranchisees during the term of this Agreement.

     6.4. Updated Information. The Master Licensee, within 30 days of receiving any updated information regarding the Policy and Procedures Manual, shall in turn update its copy of the Policy and Procedures Manual as instructed by the Licensor and shall conform its operations with the updated provisions within a reasonable time thereafter. The Master Licensee shall also be responsible for ensuring that each of the Franchisees and Marketers in the Licensed Territory shall, in turn, update their copy of the Policy and Procedures Manual as instructed by the Licensor, and shall conform their operations with the updated provisions within a reasonable period of time thereafter. The Master Licensee acknowledges that a master copy of the Policy and Procedures Manual maintained by the Licensor at its principal office shall be controlling in the event of a dispute relative to the content of any Policy and Procedures Manual.

7. REPRESENTATIONS OF MASTER LICENSEE
   ----------------------------------

     7.1. Representations of Master Licensee. The Master Licensee represents and warrants that it has induced the Licensor to enter into this Agreement based on the following representations and warranties made to Licensor. The following representations and warranties shall survive termination of this Agreement.

          a. The Master Licensee understands and acknowledges that the Licensor has made no promise or guarantee, express or implied, that the Master Licensee will be able to comply with any applicable laws and regulations concerning the sale of franchises in the Licensed Territory throughout the entire term hereof, but that the Master Licensee is obligated to use best efforts to comply with the same.

          b. The Master Licensee has no in no manner relied upon any representations or statements of actual, average, projected or forecasted sales, profits or earnings made by the Licensor with respect to the Master License business in the Master Licensee's decision to execute this Agreement. The Master Licensee understands and acknowledges that the Licensor has no experience in developing or operating PAK MAIL Centers in the Licensed Territory, so that the Master Licensee has conducted its own independent investigation of what operating results may be achieved by conducting the Master License business in the Licensed Territory.

          c. The Master Licensee understands and acknowledges that the Policy and Procedures Manual provided by the Licensor contains information which may not be applicable in the Licensed Territory and the Master Licensee will be required to revise those sections which are in turn provided to Franchisees and Marketers.

          d. The Master Licensee acknowledges that it has read this Agreement and understands and accepts the terms contained in this Agreement as being reasonably necessary to maintain the Licensor's high standards of quality and service and the uniformity of those standards and thereby to protect and preserve the goodwill of the Marks and the integrity of the System. The Master Licensee acknowledges that it has conducted an independent investigation of the business venture contemplated by this Agreement and recognizes that, like any other business, the nature of this business may evolve and change over time, that the investment involves business risks and that the success of the venture is largely dependent upon the Master Licensee's business abilities and efforts. The Master Licensee further represents to the Licensor, as an inducement to its entry into this Agreement, that the Master Licensee had made no misrepresentations in obtaining the license granted pursuant to this Agreement.

          e. The Master Licensee represents that it is familiar with and has the necessary managerial and financial ability to operate, develop and maintain the Master License business and that it has sufficient staff and offices to attempt to sell, train and support prospective and future Franchisees and Marketers pursuant to the Licensor's minimum standards of quality and in accordance with the Policy and Procedures Manual.

8. ADVERTISING
   -----------

     8.1. Standards. The Master Licensee acknowledges that the advertising and promotion of the Master License business in accordance with the Licensor's standards and specifications regarding advertising is an essential aspect of the System, and the Master Licensee agrees to comply with all advertising standards and specifications.

     8.2. Master Licensee's Advertising Account. Any advertising fees collected by the Master Licensee from Franchisees pursuant to the Franchise Agreements, or from Marketers pursuant to the Marketer Agreements, and retained by the Master Licensee, shall be deposited by the Master Licensee in separate bank accounts, commercial accounts or savings accounts ("Advertising Account"). The Master Licensee will make available to the Licensor and to the Franchisees and Marketers in the Licensed Territory, no later than 120 days after the end of each calendar year, an annual financial statement for the Advertising Account which indicates how deposits to the Advertising Account have been spent. The Advertising Account will be administered by the Master Licensee, in its sole discretion, and shall be used by the Master Licensee on behalf of Franchisees and Marketers in the Licensed Territory for production and placement of media advertising, direct response literature, direct mailings, brochures, collateral material advertising, surveys of advertising effectiveness, or other advertising or public relations expenditures relating to advertising.

9. SYSTEM STANDARDS
   ----------------

     9.1. System Standards. The Master Licensee acknowledges and agrees that the development and operation of the Pak Mail Centers in accordance with the specifications, standards, operating procedures and rules the Licensor prescribes for the operation of Pak Mail Centers as periodically modified and supplemented by Licensor in its discretion during the term (the "System Standards") is the essence of this Agreement and essential to preserve the goodwill of the Marks. Therefore, the Master Licensee agrees, at all times during the term hereof, to maintain and operate, and to require Marketers and Franchisees to maintain and operate, the Pak Mail Centers in accordance with each and every System Standard. The Master Licensee will obtain PAK MAIL's written approval prior to implementing any change to any System Standard.

     9.2. Incorporation of System Standards. The Master Licensee hereby agrees that System Standards prescribed from time to time in the Policy and Procedures Manual, or otherwise communicated to the Master Licensee in writing, shall constitute provisions of this Agreement as if fully set forth herein. All references to this Agreement shall include all System Standards as periodically modified.

     9.3. Restriction on Services and Products. The Master Licensee is prohibited from offering or selling any services or products not authorized by the Licensor. However, if the Master Licensee proposes to offer, conduct or utilize any services, products, materials, forms, items or supplies for use in connection with or sale through the Master License business which are not previously approved by the Licensor as meeting its specifications, the Master Licensee shall first notify the Licensor in writing requesting approval. The Licensor may, in its sole discretion for any reason whatsoever, elect to withhold such approval; however, in order to make such determination, the Licensor may require submission of specifications, information, or samples of such services, products, materials, forms, items or supplies. The Licensor will advise the Master Licensee within a reasonable time whether such services, products or other items meet its specifications.

10. MARKS AND PROPRIETARY RIGHTS
    ----------------------------

     10.1. Ownership and Goodwill of Marks. The Master Licensee hereby acknowledges that the Licensor is the sole owner of the Marks and any goodwill established thereby and the Licensor has the sole right to license and control the Master Licensee's use of the PAK MAIL service mark and other of the Marks, and that the use of the Marks shall remain under the sole and exclusive control of the Licensor. The Master Licensee acknowledges that it has not acquired any right, title or interest in the Marks except for the right to use the Marks in the operation of the Master License Franchise in the Licensed Territory pursuant to this Agreement.

     10.2. Trade Secrets. The Master Licensee hereby acknowledges that the Licensor owns and controls the distinctive plan for the establishment, operation and promotion of Pak Mail Centers and all related licensed methods of doing business, previously defined as the "System", which may include, but are not limited to, distinctive layout, design and decoration for the Pak Mail Center structure, other commercial symbols, written promotional materials, advertising, and accounting systems, all of which constitute trade secrets of the Licensor, and the Master Licensee acknowledges that the Licensor has valuable rights in and to such trade secrets. The Master Licensee further acknowledges that it has not acquired any right, title or interest in the System except for the right to use the System in the operation of the Master License business as it relates to this Agreement or as may be granted by separate agreement with the Licensor. If, in the course of operating its Master License Franchise, the Master Licensee develops or improves any aspect of the System, any and all plans, methods, ideas and systems related to such development or improvement shall inure to the benefit of the Licensor and shall be owned by the Licensor as a part of the System.

     10.3. No Other Mark. The Master Licensee further agrees that no Mark other than "PAK MAIL" or such other Marks as may be specified by the Licensor, shall be used in the operation of the Master License business.

     10.4. Cessation of Use at Termination. In the event this Agreement is terminated for any reason, the Master Licensee shall immediately cease using any of the PAK MAIL System, Marks, trade names, trade dress, trade secrets, copyrights or any other symbols used to identify the Master License business, and all rights the Master Licensee had to the same shall automatically terminate. The Master Licensee agrees to execute any documents of assignment as may be necessary to transfer any rights the Master Licensee may possess in and to the Marks to the Licensor. Nothing herein shall affect the Master Licensee's rights as a franchisee under any existing franchise agreement.

     10.5. Protection of the Marks. The Licensor shall have the affirmative obligation to protect and defend its use of the Marks and the Licensor's proprietary interests therein, which affirmative obligations shall include, without limitation, ascertaining on a periodic basis whether there is any infringing or illegal use of the Marks by any unauthorized parties within the Licensed Territory. The Master Licensee shall notify the Licensor in writing of any possible infringement or illegal use by others of the Marks, or trademarks the same as or substantially similar to the Marks which may come to its attention. The Master Licensee acknowledges that the Licensor shall have the right to determine whether action will be taken on account of any possible infringement or illegal use. If such action is deemed to be necessary, the Licensor will notify the Master Licensee who will be responsible for the commencement or prosecution of such action if the Licensor determines it to be reasonably necessary for the continued protection and quality control of the Marks and System. The Licensor shall bear the cost of any such action, including reasonable lawyer's fees. The Master Licensee agrees to cooperate with the Licensor in any such litigation. The Master Licensee agrees not to institute any action on account of any possible infringement or illegal use without first obtaining the Licensor's prior written consent.

     10.6. Master Licensee's Trade Name. The Master Licensee acknowledges that the Licensor has a prior and superior claim to the Marks and PAK MAIL trade name. The Master Licensee shall not license or use any of the PAK MAIL Marks or trade names in the legal name of its company, partnership or any other business entity used in conducting the business provided for in this Agreement. The Master Licensee also agrees not to register or attempt to register any trade name using the word "PAK MAIL" in the Master Licensee's name or in any other person or business entity name without the prior written consent of the Licensor. When this Agreement is terminated, the Master Licensee shall execute any assignment or other document the Licensor requires to transfer to the Licensor any rights the Master Licensee may possess in a trade name utilizing the mark PAK MAIL or any other Mark owned by the Licensor.

     10.7. Change of Marks. In the event that the Licensor, in its sole discretion, shall determine it necessary to modify or discontinue the use of any proprietary Marks, or to develop additional or substitute marks, the Master Licensee shall, within a reasonable time after receipt of written notice of such a modification or discontinuation from the Licensor, take such action, at the Master Licensee's sole expense, as may be necessary to comply with such modification, discontinuation, addition or substitution.

     10.8. Registration in Licensed Territory. The Licensor has either applied for or received trademark registration in the countries comprising the Licensed Territory for the service mark "PAK MAIL" as described in Exhibit C. attached hereto and by this reference incorporated herein. If the trademark registration has not been obtained as of the date of this Agreement, the Master Licensee acknowledges and understands that the Licensor shall use best efforts to obtain such registration, but there is no assurance that the Licensor will succeed in obtaining such registration.

11. REPORTS AND RECORDS
    -------------------

     11.1. Periodic Reports. The Master Licensee shall supply to the Licensor such reports in a manner and form as the Licensor may, from time to time, reasonably require, including, but not limited to, monthly sales reports, submitted to the Licensor no later than the tenth day of each month for all sales information from the previous month, which sales reports will include information on sales of franchises and revenues of each of the PAK MAIL Centers in the Licensed Territory, identified by Franchisee and by location.

     11.2. Annual Reports. The Master Licensee shall, within 90 days after the end of its fiscal year, provide to the Licensor, in English, annual audited financial statements, tax returns relating to the Master License business, and a certification from an independent certified public accountant that all sums due and owing hereunder have been paid. If the certification shows an underpayment of any amounts owed to the Licensor, these amounts shall be paid to the Licensor concurrently with the submission of the statements. In addition, the Master Licensee shall, within 45 days from the end of each calendar quarter, provide the Licensor with copies of quarterly value added tax returns or other assessments. In addition, the Master Licensee shall, by January 1st of each calendar year, submit to the Licensor its business and marketing plan for the Licensed Territory for the upcoming year, together with a copy of its current Policy and Procedures Manual used in the Licensed Territory within the preceding year, together with every Franchise Agreement and Marketer Agreement executed within the preceding year.

     11.3. Maintenance of Records. The Master Licensee shall maintain all books and records for the Master License business in accordance with generally accepted accounting principles, consistently applied, and preserve these records for at least six years after the fiscal year to which they relate.

     11.4. Inspection and Audit. The Master Licensee shall permit the Licensor to inspect and audit the books and records of the Master License business at any reasonable time, at the Licensor's expense.

12. ASSIGNMENT OF RIGHTS
    --------------------

     12.1. Assignment by Master Licensee. The Master License business granted herein is personal to the Master Licensee and except as stated below, the Licensor shall not allow or permit any transfer, assignment, sublicense or conveyance of this Agreement or any interest hereunder. The Master Licensee shall not sell, transfer or assign its rights under this Agreement or any interest in it, or any part or portion of the entity that owns it, or a substantial portion of the assets used in carrying out this Agreement (including, without limitation, its right, title and interest to any Franchise Agreement to which it is a party), unless the Master Licensee obtains the Licensor's prior written consent and the Master Licensee and/or the proposed transferee comply with the following requirements:

          a. Payment of all amounts due and owing pursuant to this Agreement by the Master Licensee to the Licensor or to third parties whose debts or obligations the Licensor has guaranteed on behalf of the Master Licensee, if any;

          b. Agreement by the proposed transferee to satisfactorily complete the initial training program conducted by the Licensor, which training may be completed by the transferee either prior to or immediately after assignment of this Agreement;

          c. An express written assumption by the proposed transferee of the Master Licensee's obligations pursuant to this Agreement and all Franchise Agreements executed with Franchisees and Marketer Agreements executed with Marketers in the Licensed Territory;

          d. Provision by the Master Licensee of 30 days' written notice prior to the proposed effective date of the transfer, such notice to contain the material terms and conditions of the transfer, including without limitation, the price and terms of payment;

          e. Execution by the Master Licensee of a general release of all claims against the Licensor and an acknowledgement of the termination of all of its rights in connection with this Agreement;

          f. Payment by the Master Licensee or the proposed transferee of a transfer fee in an amount 10% of the total purchase price to be paid by the transferee, whether to be paid in lump sum or financed; this amount, however, shall not exceed U.S.$25,000.00;

          g. The proposed transferee shall have provided information to the Licensor sufficient for the Licensor to assess the proposed transferee's business experience, aptitude, creditworthiness and financial resources to operate the Master License business and the Licensor shall have ascertained that the proposed transferee meets such qualifications; and

          h.  The  proposed   transferee   shall  have  visited  the   corporate
     headquarters of the Licensor and shall have been evaluated and approved by the Licensor.

     12.2. Licensor's Approval of Transfer. The Licensor has 30 days from the date of notice from the Master Licensee to approve or disapprove of the Master Licensee's proposed assignment. The Master Licensee acknowledges that the Licensor may withhold approval of a proposed assignment or proposed transferee for any justifiable business reason, including without limitation, the transferee's financial capability or its suitability to act as the Licensor's special agent in the Licensed Territory, irrespective of how such financial capability or suitability compares to that of the Master Licensee. If the Master Licensee and its proposed transferee comply with all conditions for assignment set forth herein and the Licensor has not given the Master Licensee notice of its approval or disapproval within such period, approval is deemed granted.

     12.3. Right of First Refusal. In the event the Master Licensee wishes to sell, transfer or assign its rights under this Agreement or any interest in it, or any substantial portion of the assets used in carrying out this Agreement to a third party, the Master Licensee agrees to grant to the Licensor a 30 day right of first refusal to purchase such rights or assets on the same terms and conditions as are contained in the written offer to purchase submitted to the Master Licensee by the proposed purchaser. The Master Licensee shall immediately notify the Licensor of such offer by sending a written notice via courier, telegram or telefax to the Licensor enclosing a copy of the written offer from the proposed purchaser and receipt of such notice must be confirmed in writing upon receipt by Licensor. Such right of first refusal is effective for each proposed assignment. Absence of a reply to the Master Licensee's notice of a proposed assignment within the 30 day period is deemed a waiver of such right of first refusal. The right of first refusal period will run concurrently with the period in which the Licensor has to approve or disapprove the proposed transferee. If the Licensor chooses not to exercise its right of first refusal, the Master Licensee shall be free to complete the sale, transfer or assignment, subject to compliance with all other pre-conditions for assignment set forth herein.

     12.4.  Types of  Assignment.  The  Master  Licensee  acknowledges  that the
Licensor's right to approve or disapprove of a proposed sale or transfer provided for herein shall apply (1) if the Master Licensee is a partnership or other business association, to the addition or deletion of a partner or members of the association or the transfer of any partnership or membership among existing partners or members; (2) if the Master Licensee is a company, to any proposed transfer or assignment of 25% or more of the stock or other ownership interest in the Master Licensee, whether such transfer occurs in a single transaction or several transactions; and (3) if the Master Licensee is an individual, to the transfer from such individual or individuals to a company controlled by them, in which case the Licensor's approval will be conditioned upon the continuing personal guarantee of the individual (or individuals) for the performance of obligations under this Agreement, and other reasonable conditions.

     With respect to a proposed transfer as described in subsection (3) of this paragraph, the Licensor's right of first refusal to purchase, as set forth above, shall not apply and the Licensor will waive any transfer fee chargeable to the Master Licensee for a transfer under these circumstances.

     12.5. Assignment by Licensor. This Agreement is fully assignable by the Licensor and shall inure to the benefit of any assignee or other legal successor in interest. The Licensor shall also have the right to delegate the performance of any portion or all of its obligations hereunder to third parties, whether the same are agents of the Licensor or independent contractors with whom the Licensor has contracted to provide such services. The Master Licensee agrees in advance to any such delegation by the Licensor of any part or portion of its obligations and duties hereunder.

     12.6. Master Licensee's Death or Incapacity. Upon the death or permanent disability of the Master Licensee (or the individual controlling the Master Licensee entity), the executor, administrator, conservator, guardian or other personal representative of such person shall transfer the Master Licensee's interest in this Agreement or such interest in the Master Licensee entity to an approved third party. Such disposition of this Agreement or such interest (including, without limitation, transfer by bequest or inheritance) shall be completed within a reasonable time, not to exceed 120 days from the date of death or permanent disability, and shall be subject to all terms and conditions applicable to transfers contained in this Article 12, including the granting of a right of first refusal to the Licensor. Provided, however, that for the purposes of this Article 12, there shall be no fee charged by the Licensor for the initial training program offered to the transferee. Failure to transfer the interest in this Agreement or such interest in the Master Licensee entity within said period of time shall constitute a breach of this Agreement. For the purposes hereof, the term "permanent disability" shall mean a mental or physical disability, impairment or condition that is reasonably expected to prevent or actually does prevent the Master Licensee or the owner of a controlling interest in the Master Licensee entity from supervising the management and operation of the Master License business for a period of 120 days from the onset of such disability, impairment or condition.

13. TERM AND EXPIRATION
    -------------------

     13.1. Term. The term of this Agreement is for a period of 10 years from the date of this Agreement, unless sooner terminated as provided herein.

     13.2. Rights Upon Expiration. At the end of the initial term hereof the Master Licensee may renew the franchise rights granted hereunder for consecutive terms of 10 years each if the Master Licensee:

          a. At least 30 days prior to expiration of the term, executes the then current form of Master License Agreement;

          b. Has complied with all provisions of this Agreement during the initial term. "Compliance" shall mean, at a minimum, that the Master Licensee has not received written notification from the Licensor of a material breach hereunder more than five times during the term hereof; and

          c. Executes a general release covering all claims the Master Licensee may have against the Licensor in connection with the completion of the initial term of this Agreement.

     13.3. Exercise of Option for Successor Franchise. The Master Licensee may exercise its renewal option by giving notice of such exercise to the Licensor at least 120 days prior to the scheduled expiration of this Agreement and thereafter comply with other conditions of renewal within 90 days after such notice.

     13.4. Conditions of Refusal. The Licensor shall not be obligated to renew this Agreement if the Master Licensee fails to comply with any of the above conditions of renewal. In such event, the Licensor shall give notice of nonrenewal at least 180 days prior to the expiration of the term (unless nonrenewal is due to a default of Section 13.2 (a) above), and such notice shall set forth the reasons for such refusal to renew.

14. DEFAULT AND TERMINATION
    -----------------------

     14.1. Termination by Licensor - Prior Notice and Cure. The Licensor shall have the right to terminate this Agreement, upon 30 days prior written notice, if the Master Licensee breaches any provision of this Agreement. Under circumstances where the breach is of the nature that it may be remedied through the actions of the Master Licensee, the Licensor shall permit the Master Licensee the same 30 day period to remedy any such breach or default, after which time, if the breach or default has not been remedied, the Licensor may terminate this Agreement immediately. Notwithstanding the foregoing, if the breach is remediable, but is of a nature which cannot be reasonably remedied within such 30 day period and the Master Licensee has commenced and is continuing to make good faith efforts to remedy the breach during such 30 day period, then the Master Licensee shall be given an additional reasonable period of time to remedy the same and this Agreement shall not terminate. Under no circumstances will the Licensor terminate the Agreement without good cause.

     14.2. Post-Termination Obligations of Master Licensee. The Master Licensee is obligated upon termination or nonrenewal of this Agreement to:

          a. Pay to the Licensor all fees, and any and all amounts or accounts payable then owed the Licensor or its affiliates pursuant to this Agreement, or pursuant to any other agreement, whether written or oral, between the parties, within 15 days of the effective date of such termination;

          b. Immediately cease to identify the Master License business as being, or having been, associated with the Licensor, and immediately cease using any of the Marks, or any mark in any way associated with the System for any purpose, except pursuant to any other effective agreement with the Licensor;

          c.  Deliver  to  the  Licensor  all  signs,  sign-faces,   advertising
     materials, stationery, videotapes, forms and other materials bearing any of the Marks or otherwise identified with the Licensor;

          d. Immediately deliver to the Licensor the Policy and Procedures Manuals in its possession and all other information, documents and copies thereof which are proprietary to the Licensor;

          e. Promptly take such action as may be required to cancel all trade names or equivalent registrations relating to its use of any Marks of the Licensor or, at the option of the Licensor, assign the same to the Licensor;

          f. Abide by the provisions related to transfer of any and all of the Master Licensee's interest under any Franchise Agreements and Marketer Agreements, as set forth below and offer to the Licensor the option to take assignment of the Franchise Agreements then in effect with Franchisees, and all Marketer Agreements then in effect with Marketers in the Licensed Territory;

          g. Deliver to the Licensor the names, addresses, telephone numbers and any other information in the Master Licensee's possession, regarding all sales leads of prospective Franchisees and Marketers within the Licensed Territory; and

          h.  Abide by all  restrictive  covenants  as set forth in  Article  16 below.

     14.3. Licensor's Assumption of Agreements. If this Agreement expires according to its terms, or is terminated or not renewed by the Licensor due to any material breach in this Agreement by the Master Licensee, or is terminated by the Master Licensee contrary to the terms of this Agreement, then the Licensor shall have the option, but not the obligation, to take assignment of any and all of the Master Licensee's interest as Master Licensee (but not as Franchisee or Marketer) under any Franchise Agreements or Marketer Agreements then in effect with Franchisees or Marketers in the Licensed Territory, on its own or its designee's behalf. In the event the Licensor assumes the Master Licensee's interest in such agreements, the Master Licensee shall have no further entitlement to any fees accruing after the effective date of the assignment, and the Master Licensee shall also transfer all funds in the Advertising Account to the Licensor or its designee.

15. RELATIONSHIP OF THE PARTIES/INDEMNIFICATION
    -------------------------------------------

     15.1. Independent Businesspersons. During the term of this Agreement, the Master Licensee shall be an independent businessperson and shall in no way be considered as a general agent, partner or employee of the Licensor. It is understood and agreed that no general agency or partnership is created by this Agreement. As such, the Master Licensee has no authority of any nature whatsoever to bind the Licensor or incur any liability for or on behalf of the Licensor or to represent itself as anything other than an independent contractor.

     15.2. Indemnification. The Master Licensee shall indemnify and hold harmless the Licensor and its officers, directors, employees, agents and representatives from all fines, suits, proceedings, claims, demands or actions ("Claims") of any kind or nature, including reasonable lawyers' fees, from any third party whomsoever, arising or growing out of, or otherwise connected with the Master Licensee's operation of the Master License business, or the Franchise Agreements or Marketer Agreements as may now or hereafter be executed with Franchisees or Marketers in the Licensed Territory, except and unless any such Claim arises out of the authorized use of, or defense or protection of, the Marks in the Licensed Territory.

          a. If the Licensor seeks indemnification hereunder with respect to the assertion of a Claim, it shall give notice to the Master Licensee within 30 days of the Licensor's becoming aware of any such Claim. The notice shall set forth such information with respect to the Claim as is then reasonably available to the Licensor. The Master Licensee will thereafter be entitled, at any time during the defense of the Claim, if it so elects, by written notice delivered to the Licensor within 30 days after receiving the Licensor's notice, to assume the defense of the Claim with counsel satisfactory to the Licensor. Notwithstanding the foregoing, (i) the Licensor shall have the right to employ its own counsel in any such case (but the fees and expenses of such counsel shall be at the expense of the Licensor as long as the Master Licensee continues to defend such matter), to defend such Claim, or to compromise or settle such Claim insofar as such compromise or settlement does not involve monetary damage or payment of money; (ii) the Licensor shall not have any obligation to give any notice of a Claim by a third party unless such Claim is in writing; and (iii) the rights of the Licensor to be indemnified herein shall not be deemed forfeited by its failure to give notice unless the Master Licensee is prejudiced by such failure.

     After receipt of the aforesaid notice of a Claim, if the Master Licensee fails to assume the defense of the Licensor against such Claim, the Licensor shall have the right to undertake the defense and to compromise or settle such Claim on behalf of and for the account and risk of the Master Licensee, and at the Master Licensee's expense, payable to the Licensor upon written demand.

16. RESTRICTIVE COVENANTS
    ---------------------

     16.1. Non-Competition During Term. While this Agreement is in effect, the Master Licensee and its officers, partners, directors, agents or employees who have completed the Licensor's initial training program or had access to the Policy and Procedures Manual, including without limitation, the beneficial owners of a 5% or greater interest in the Master Licensee, where the Master Licensee is a company, shall not, directly or indirectly, engage in or participate, as an owner, officer, partner, director, agent, franchise sales agent, employee or otherwise in any other business which engages in, or licenses or franchises others to engage in, a business which is the same or substantially similar to a Pak Mail Center including, without limitation, any packaging, mailing or shipping business without having first obtained the Licensor's written consent.

     16.2. Post-Termination Covenant Not to Compete. The Master Licensee has acquired from the Licensor confidential information regarding Licensor's trade secrets and System which, in the event of a termination of this Agreement, could be used by the Master Licensee to injure the Licensor. As a result, the Master Licensee and its officers, partners, directors, agents or employees who have completed the Licensor's initial training program or had access to the Policy and Procedures Manual, including without limitation, the beneficial owners of 5% or more of the ownership interest in a Master Licensee which is a company, shall not for a period of two years from the date of termination, transfer, or expiration of this Agreement, or for a period of two years after termination or cessation of such person's relationship with the Master Licensee in such capacity, whichever first occurs, without first having obtained the Licensor's consent, engage in, or participate as, an owner, officer, partner, director, franchise sales agent, agent or employee in any other business which engages in, or licenses or franchises others to engage in, a business which is the same or substantially similar to a Pak Mail Center including, without limitation, any mailing, packaging or shipping business, and which is operating, as of the date of such termination, transfer or expiration, anywhere within 50 kilometers of any Pak Mail Center which is operating as of the date of such termination, transfer or expiration, unless such right is granted pursuant to a separate agreement with the Licensor.

     16.3. No Interference. The Master Licensee agrees that during the term of this Agreement and for a period of one year thereafter, it shall in no way solicit or attempt to solicit the employees of or the business or customers of, or interfere with the business relationship established with employees or customers of, the Licensor or other Pak Mail Centers.

     16.4. Nondisclosure and Noncompetition Agreement. The Master Licensee shall require that any officer, partner, director, employee, or agent of the Master Licensee, execute a Nondisclosure and Noncompetition Agreement (in the form substantially similar to Exhibit B) containing the provisions as set forth herein, and further, the Master Licensee shall notify the Licensor of the identity of each and every above-described person and provide the Licensor with an originally executed copy of each such Nondisclosure and Noncompetition Agreement.

17. INSURANCE
    ---------

     17.1. Insurance Coverage. The Master Licensee shall procure, maintain and provide evidence of insurance coverage in the amount and types which are deemed necessary by the Licensor for the Master License business operations. All of the required policies of insurance shall name the Licensor as an additional named insured and shall provide for a 30 day advance written notice to the Licensor of cancellation.

     17.2. Proof of Insurance. The Master Licensee will provide proof of insurance to the Licensor prior to commencement of the Master License business operations. This proof will show that the insurer has been authorized to inform the Licensor in the event any policies lapse or are canceled. The Licensor has the right to change the minimum amount of insurance the Master Licensee is required to maintain by giving the Master Licensee prior reasonable notice, giving due consideration to what is reasonable and customary in a similar business in the Licensed Territory. Noncompliance with the insurance provisions set forth herein shall be deemed a material breach of this Agreement. In the event of any lapse in insurance coverage, in addition to all other remedies, the Licensor shall have the right to demand that the Master Licensee cease operations until coverage is reinstated, or, in the alternative, pay any delinquencies in premium payments and charge the same back to the Master Licensee.

18. ENFORCEMENT
    ------------

     18.1. Arbitration. If any dispute shall arise between the parties hereto concerning the construction, interpretation or application of any of the provisions of this Agreement whether during the continuance of this Agreement or after the termination hereof by whatever cause, such dispute shall be determined in accordance with rules of the American Arbitration Association referred to a single arbitrator to be appointed by the American Arbitration Association, provided that this Section shall have no application to terms of this Agreement concerning restrictions against competition and nondisclosure, and the parties hereto agree to be bound by the terms of such arbitration and to bear the costs of such arbitration in equal shares. The arbitration shall be filed and conducted in the United States in the city in which the Licensor's United States headquarters are then located.

19. MISCELLANEOUS PROVISIONS
    ------------------------

     19.1. Modification. The parties may modify this Agreement only upon execution of a written agreement between the parties; provided, however, that the Master Licensee acknowledges that this Agreement may be amended by the Licensor in its sole discretion, after it has been reviewed by legal counsel in the Licensed Territory in order to bring the Agreement into conformity with applicable laws and regulations. The Master Licensee acknowledges that the Licensor may modify its standards and specifications and operating and marketing techniques set forth in the Policy and Procedures Manual unilaterally under any conditions and to the extent to which the Licensor, in its sole discretion, deems necessary to protect, promote, or improve the Marks and the quality of the System, but under no circumstances will such modifications be made arbitrarily without such determination.

     19.2. Delegation. The Master Licensee may not delegate any of its duties under this Agreement, unless it has received the prior written consent of the Licensor.

     19.3. Entire Agreement. This Agreement contains the entire agreement between the parties and supersedes any and all prior agreements concerning the subject matter hereof. The Master Licensee agrees and understands that the Licensor shall not be liable or obligated for any oral representations or commitments made prior to the execution hereof and that no modifications of this Agreement shall be effective except those in writing and signed by both parties. The Licensor does not authorize and will not be bound by any representation of any nature other than those expressed in this Agreement. The Master Licensee further acknowledges and agrees that no representations have been made to it by the Licensor regarding projected sales volumes, market potential, revenues, profits, or operational assistance other than as stated in this Agreement or in any disclosure document provided in connection herewith. This Agreement shall not be effective until it is signed by an officer of the Licensor.

     19.4. No Right to Set-Off. The Master Licensee shall not be allowed to set off amounts owed to the Licensor in respect of any amounts due hereunder, against any monies owed to the Master Licensee, which right of set off is hereby expressly waived by the Master Licensee.

     19.5. Fees and Costs. In the event of any default on the part of either party to this Agreement, in addition to all other remedies, the party in default will pay the aggrieved party all amounts due and all damages, costs and expenses, including reasonable attorneys' fees and translation costs, incurred by the aggrieved party in any legal action, arbitration or other proceeding as a result of such default, plus interest at the lesser of 20% annually or the highest rate allowable by law, accruing from the date of such default.

     19.6. Severability. If any provision of this Agreement is held invalid in a final decision from which no appeal is or can be taken, such provision shall be deemed modified to eliminate the invalid element and, as so modified, such provision shall be deemed a part of this Agreement as though originally included. The remaining provisions of this Agreement shall not be affected by such modification.

     19.7. Notices. All notices required to be given under this Agreement shall be given in writing, by certified air mail, or by hand, or by an overnight delivery service providing documentation of receipt, at the addresses set forth in the first paragraph of this Agreement or at such other addresses as the Licensor or the Master Licensee may designate from time to time, and shall be deemed to be received seven days from the date of mailing registered air mail, or when received via overnight delivery, or immediately if delivered by hand, as may be applicable.

     19.8. Excuse of Performance. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties hereto shall be subject to all the laws, both present and future, of any requests of any such government or any department, agency or corporation thereof, and to war, acts of God, or any cause of like or different kind beyond the control of the parties, and the parties shall be excused from performance of any obligation hereunder to the extent such failure is caused by any law, order, regulation, direction, request or contingency; provided, however, that such excuse of performance shall be limited to the period during which such excuse of performance exists and shall not affect the running of the term of this Agreement.

     19.9. Approval Within Licensed Territory. Any approval of this Agreement by the appropriate authorities in the Licensed Territory which is required to enable the Master Licensee to enter into this Agreement, perform under the terms of this Agreement, do business with the Licensor, or to make payments to the Licensor hereunder in United States dollars in the United States of America shall be the sole responsibility of the Master Licensee, except as otherwise set forth herein.

     19.10. Applicable Law. This Agreement shall be interpreted in accordance with the laws of the State of Colorado.

     19.11. Translation of Agreement. The English language shall be regarded as the authoritative and official text of this Agreement. However, the Agreement will be translated into the language in dominant use in the Licensed Territory, at the Master Licensee's expense, in the event that translation is necessary for the purpose of registration of the Agreement with the applicable government authorities. Nevertheless, in the event that discrepancies exist between the English text and the texts in an alternative language, the English text shall be considered the official text of the Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written.

                                      PAK MAIL CENTERS OF AMERICA, INC:


                                      By:
                                         ---------------------------------------
                                      Its:
                                           -------------------------------------
                                      Date:
                                            ------------------------------------

                                      MASTER LICENSEE:


                                      By:
                                          --------------------------------------
                                      Its:
                                           -------------------------------------
                                      Date:
                                            ------------------------------------

                                                                       EXHIBIT A
                                                     TO MASTER LICENSE AGREEMENT

                                   ADDENDUM TO
                        PAK MAIL CENTERS OF AMERICA, INC.
                            MASTER LICENSE AGREEMENT


     THIS ADDENDUM to the Pak Mail Centers of America, Inc. Master License Agreement dated , 1998 ("Agreement"), is made and entered into as of the same date by and between Pak Mail Centers of America, Inc. ("Licensor") and ("Master Licensee"). This Addendum modifies certain terms and conditions of the Agreement and, in the event of a conflict in terms between the Agreement and this Addendum, the terms of this Addendum shall be controlling. To the extent not otherwise defined in this Addendum, all initial-capitalized references shall have the same definition as set forth in the Agreement.

     a. Licensed Territory. The Licensed Territory, referenced in Section 1.3 of the Agreement, is described as: __________________________________________.

     b. License Fee. The Master Licensee shall pay the Licensor a License Fee, as referenced in Section 3.1 of the Agreement, in the amount of U.S.$________, which it is acknowledged was paid upon execution of a letter of intent between the parties and U.S.$__________, payable U.S.$_________ upon execution of the Agreement.

     c. Franchise and Marketer Fees. The Master Licensee shall pay the Licensor a Franchise Fee, as referenced in Section 3.3 of the Agreement, in the amount of U.S. $______ each time the Master Licensee signs a Franchise Agreement with a Franchisee for a PAK MAIL Center to be located in the Licensed Territory. In addition, the Master Licensee shall pay the Licensor a Marketer Fee in the amount of U.S. $_____ each time the Master Licensee signs a Marketer Agreement granting area marketer rights to a Marketer in the Licensed Territory.

     d. Support Missions. As described in Section 4.1.e of the Agreement, the Licensor plans to visit the Licensed Territory ____ time(s) during the first year of this Agreement.

     e. Development and Pay Schedule. The Development Schedule ("Development and Pay Schedule"), as referenced in Section 5.2 of the Agreement, is set forth in the following table:


===============================================================================================================
   Development Period - based on number of
              months from date                   Center Opening Goals during    Cumulative (Total) Centers Open
                of Agreement)                        Development Period

================================================================================================================
              #1 - _____ Months                              ___                              ___
============================================== =============================== ================================
              #2 - _____ Months                              ___                              ___
============================================== ================================ ================================
              #3 - _____ Months                              ___                              ___
============================================== ================================ ================================
              #4 - _____ Months                              ___                              ___
============================================== ================================ ================================
              #5 - _____ Months                              ___                              ___
============================================== ================================ ================================
              #6 - _____ Months                              ___                              ___
============================================== ================================ ================================
              #7 - _____ Months                              ___                              ___
============================================== ================================ ================================
                    Total
============================================== ================================ ================================

For the next ________ Centers developed in the Licensed Territory, the Master Licensee shall pay to the Licensor a License Fee of U.S.$________ due and payable upon a Franchisee's execution of a Franchise Agreement for such additional Center. For any additional Center open in the Licensed Territory after the _______ Center, no initial License Fee shall be due to the Licensor. All other terms and conditions of the Agreement shall remain in effect as to any such additional Centers developed during the term of the Agreement.

     f. Master License Office. The Master Office, as referenced in Section 5.3 of the Agreement, shall be ____________________ located ______________________
at:____________________;  telephone number:_________________________;  facsimile number ___________________ ; e-mail ____________________. .

     g. Effectiveness of Agreement. To the extent not amended herein, all other terms and conditions of the Agreement shall remain in full force and effect.

                                      PAK MAIL CENTERS OF AMERICA, INC.

                                      By:
                                         ---------------------------------------
                                      Its:
                                           -------------------------------------

                                      MASTER LICENSEE

                                      By:
                                         ---------------------------------------
                                      Its:
                                           -------------------------------------

                                                                       EXHIBIT B
                                                     TO MASTER LICENSE AGREEMENT



                   NONDISCLOSURE AND NONCOMPETITION AGREEMENT


     AGREEMENT, dated , 19___, by and between Pak Mail Centers of America, Inc. ("Licensor") and ________________ , a(n) [directors, officer, partner, principal, employee, agent or stockholder of _____________________ (the "Master Licensee").

     The Licensor has granted to the Master Licensee, pursuant to that certain Master License Agreement dated , 19___, (the "Master License Agreement"), the right to subfranchise PAK MAIL Center franchises and Area Marketer franchises in the countries of . The undersigned, in consideration of the receipt and/or use of the Policy and Procedures Manual and other information proprietary to the Licensor, including but not limited to methods, strategies and techniques developed by the Licensor relating to operations, marketing, training, advertising, trade secrets, and other confidential data (collectively referred to as "Proprietary Information"), agrees with the Licensor as follows:

     (1) The undersigned acknowledges that the Policy and Procedures Manual and other Proprietary Information now or hereafter provided to Master Licensee by the Licensor is proprietary to the Licensor and must be held in the utmost and strictest confidence.

     (2) The undersigned represents and agrees that the undersigned will not, without the prior written consent of the Licensor either:

          (i) Duplicate or otherwise reproduce the Policy and Procedures Manual or other Proprietary Information;

          (ii) Deliver or make available the Policy and Procedures Manual or other Proprietary Information to any person other than an authorized representative of the Licensor;

          (iii) Discuss or otherwise disclose the contents of the Policy and Procedures Manual or other Proprietary Information to any person other than an authorized representative of the Licensor; or

          (iv) Use the Policy and Procedures Manual or other Proprietary Information to his, her or its commercial advantage other than in connection with the operation of the franchise created and granted by the Master License Agreement.

     (3) While the Master License Agreement is in effect, neither the undersigned, nor any member of his or her immediate family, shall directly or indirectly engage in, participate as an owner, officer, partner, director, agent, franchise sales agent, employee, shareholder or otherwise in any other business which engages in or licenses or franchises others to engage in, a business which is the same or substantially similar to a Pak Mail Center, including, but not limited to, any packaging, mailing, or shipping business ("Competitive Business") without having first obtained the Licensor's written consent.

     (4) The undersigned has acquired from the Licensor confidential information regarding Licensor's trade secrets and franchised methods which, in the event of a termination of the Master License Agreement, could be used to injure the Licensor. As a result, neither the undersigned, nor any member of his or her immediate family, shall, for a period of two years from the date of termination, transfer or expiration of the Master License Agreement, without having first obtained the Licensor's written consent, engage in or participate as an owner, officer, partner, director, franchise sales agent, agent, employee, shareholder or otherwise in any Competitive Business which is operating, as of the date of such termination, transfer or expiration, anywhere within 50 kilometers of any Pak Mail Center which is operating as of the date of such termination, transfer or expiration, unless such right is granted pursuant to a separate agreement with the Licensor.

     (5) The undersigned agrees that during the term of the Master License Agreement, and for a period of two years thereafter, it shall in no way divert or attempt to divert the business of actual packaging or mailing customers, or interfere with the business relationship established with customers of the Master Licensee's business or of any other Pak Mail Center.

     IN WITNESS WHEREOF, this Agreement has been executed by the undersigned as of the date set forth above.

                                  AGREED TO BY:
                                                --------------------------------
                                                           Signature


                                 -----------------------------------------------
                                 Print Name

                                 -----------------------------------------------
                                 Relationship to Master Licensee


                                 PAK MAIL CENTERS OF AMERICA, INC.


                                 By:
                                     -------------------------------------------
                                 Title:
                                       -----------------------------------------

                                                                       EXHIBIT C
                                                     TO MASTER LICENSE AGREEMENT

                  MARK REGISTRATIONS IN THE LICENSED TERRITORY